EXHIBIT 99.1

Neose and BioGeneriX Enter Into Commercial Agreement for Second GlycoPEGylated™ Next Generation
Protein

Horsham, PA and Mannheim, Germany, April 28, 2005 – Neose Technologies, Inc. (Nasdaq NM: NTEC) and BioGeneriX AG, a company of the ratiopharm Group, today announced that they have entered into a research, license and option agreement to use Neose’s proprietary GlycoPEGylation™ technology to develop a long-acting, next-generation version of a currently marketed therapeutic protein. Neose and BioGeneriX had previously announced a supply and option agreement for this protein.

Under the commercial agreement, Neose will receive further upfront and research payments, and could receive milestone payments totaling up to $61.5 million, as well as royalties on product sales. BioGeneriX has the right to an exclusive, worldwide license to use Neose’s GlycoPEGylation™ technology to develop and commercialize a long-acting, next generation version of the undisclosed therapeutic protein.

About BioGeneriX
BioGeneriX was founded in June 2000 to develop biopharmaceutical drugs with known modes of action and established drug markets. With its internal resources and a large network of strategic partners and service providers, BioGeneriX develops a high-quality biotech portfolio for marketing and distribution by its parent company and global partners. For more information, visit its website at www.biogenerix.com.

About the ratiopharm Group
ratiopharm is Europe’s leading generics producer and in its home country Germany the top selling and most commonly prescribed pharmaceutical brand. The company produces high quality medicines and sells them at low prices. By doing so, it contributes to cost containment in the healthcare sector. With over 700 medicines, available exclusively from pharmacies, it has one of the widest product ranges in the business. ratiopharm sells 322 million pack units every year, meeting the needs of virtually all areas of medicine, from allergies to circulation problems and from gastroenteritis to toothaches. Founded in 1974, ratiopharm is now bringing its business model and experience to international markets. It is already active in 24 countries. In addition to sales revenues of 680 million Euros in Germany (including oncology unit), the company’s world-wide operations currently generate sales of 421 million Euros. For more information, visit its website at www.ratiopharm.de.

About Neose

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins. Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy. Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose’s first two proprietary candidates are GlycoPEG-EPO (NE-180), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF). It is expected that an investigational new drug application (IND) for NE-180 will be submitted to the U.S. Food and Drug Administration (FDA) during the second quarter of 2005. In addition, it is expected that the equivalent of an IND will be submitted in an EU country by the end of 2005 for GlycoPEG-GCSF.

About GlycoPEGylation™
Neose’s GlycoPEGylation technology can extend and customize protein half-life by uniquely linking various size PEG (polyethylene glycol) polymers to glycans that are remote from the protein’s active site, thereby preserving activity. Proteins that have not benefited from traditional chemical pegylation may benefit from GlycoPEGylation.

CONTACTS:

Neose Technologies, Inc. A. Brian Davis Sr. Vice President and Chief Financial Officer Barbara Krauter Manager, Investor Relations (215) 315-9000 E-mail: info@neose.com	BioGeneriX AG Klaus Maleck Chief Financial Officer 49-621-875 56 0

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2004, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.